Exhibit 10.8

Credit Loan Agreement

Party A (Lender):	KONG HWA NG
Party B (Borrower):	CAMBODIA AIRWAYS CO LTD

Party B is seeking a credit limit from Party A to meet its operational requirements. Based on the principles of voluntariness, equality, mutual benefit, and honest credit practices, both parties have engaged in negotiations and mutually agreed upon the provision of a credit limit by Party A to Party B, as outlined in the following terms for joint adherence.

Party A grants Party B a credit limit of 50 million US dollars (USD 50,000,000.00), expressed as Fifty Million US Dollars, in the form of a loan. Throughout the limit's validity period, Party B is authorized to utilize the credited funds in the designated currency or the equivalent value in goods.

Interest on the credit loan :	No interest will be charged.
Credit loan term :	The loan is extended for a period of 5 years.

Repayment date and method: Party B is required to settle the outstanding balance in full within one month before the expiration of the credit period. Repayment methods accepted include cash or bank transfer.

This contract shall become effective from the date both parties affix their signatures. The contract is prepared in duplicate, with each party holding one copy. The legal implications of the contract are binding and equivalent for both parties.

Name:	CAMBODIA AIRWAYS CO LTD	Name:	KONG HWA NG
Signature:	/s/ CAMBODIA AIRWAYS CO LTD	Signature:	/s/Kong Hwa Ng
Date:	20th Mar., 2021	Date:	20th Mar., 2021